Exhibit 99.2

Thomson StreetEventsSM

Conference Call Transcript

CTRN - Q3 2006 CITI TRENDS INC Earnings Conference Call

Event Date/Time: Nov. 17. 2006 / 9:30AM ET

NOV. 17. 2006 / 9:30AM ET, CTRN - Q3 2006 CITI TRENDS INC EARNINGS CONFERENCE CALL

CORPORATE PARTICIPANTS

Tripp Sullivan
Corporate Communications, Inc. - SVP, Principal

Ed Anderson

 Citi Trends, Inc. - CEO

George Bellino

 Citi Trends, Inc. - President, Chief Merchandising Officer

Tom Stoltz

 Citi Trends, Inc. - SVP Finance, CFO

CONFERENCE CALL PARTICIPANTS

Tim Geyer

 Piper Jaffray - Analyst

Dorothy Lakner

 CIBC World Markets - Analyst

Elizabeth Montgomery

 Cowen & Company - Analyst

Phil DeFelice

 Wachovia Securities - Analyst

Patrick McKeever

 Avondale Partners - Analyst

Ronald Rotter

 RBR Capital - Analyst

Shaun Smolarz

 Sidoti & Company - Analyst

Bryan Korngut

 Falcon Fund - Analyst

Mike Grant

 Diker Management - Analyst

PRESENTATION

Operator

Good day and welcome to the Citi Trends conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Tripp Sullivan. Please go ahead, sir.

Tripp Sullivan  — Corporate Communications, Inc. - SVP, Principal

Good morning. Thank you for joining us today. On the call today are Ed Anderson, Chairman and Chief Executive Officer, George Bellino, President and Chief Merchandising Officer, Tom Stoltz, Chief Financial Officer, and Chris Bergen, Director of Financial Reporting. By now everyone should have seen our third-quarter earnings release that was sent out this morning. If you have not received the release it is available on our company website under the investor relations section, in the subfolder “investors” at www.CitiTrends.com. You should be aware that the prepared remarks made during this call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and therefore undue reliance should not be placed on them. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. We refer all of you to the company’s most recent report on Form 10-K as filed with the Securities and Exchange Commission for more detailed discussions of the factors that could cause actual results to differ materially from those described in any forward-looking statement.

Ed Anderson will give a brief presentation, after which Ed, George, and Tom will address any questions you may have. With that said, I will now like to turn the call over to Ed.

Ed Anderson  — Citi Trends, Inc. - CEO

Thank you, Tripp. I will present an overview of the results for the quarter and make a few comments about the company’s growth and future plans. In addition, I will review the financial results in more detail and conclude with an update to our earnings guidance for fiscal 2006 and give initial guidance for 2007. Then, we will be happy to answer your questions.

In the third quarter, net sales increased 24.6% over last year, to $87.1 million, from $69.9 million. Comparable store sales increased 6.2% in the quarter, compared with 25% a year ago. Net earnings for the quarter were $2.8 million or $0.20 per share compared with $0.18 per share in the prior year quarter. Sales and gross margin were better than we expected for the quarter as we successfully anniversaried the post hurricane results from a year ago.

Now, more detail on our sales performance. Sales were solid across most merchandise categories. Comparable sales increases for the quarter by category were, children’s up 14.5%, home furnishings up 12.5%, accessories up 12.2%, men’s up 5.7%, and women’s down 1.2%. Again, sales of nationally recognized urban brands increased at a higher rate than our other nonbranded merchandise in the quarter. Sales of nationally recognized urban brands such as Phat Farm, Baby Phat, Southpole, Dickies, Rocawear, Girbaud and Apple Bottoms accounted for 48% of our total sales for the quarter. Consistent with a trend we noted in the second quarter, comparable sales increases were again driven by an increase in average price of an item sold rather than an increase in customer traffic. We believe this trend is resulting from the heavier sales mix toward branded goods.

Total inventories at the end of the third quarter were up 38% over last year’s third quarter. Comparable store inventories were up about 20%, over the same time last year. We continue to be comfortable with the balance and content of the inventories. We opened 13 new stores in the third quarter bringing our new store count to 31 and total stores to 266 at the end of the quarter. We still expect to open 41 to 42 stores for the full year and increase selling square footage over 20% for the full year.

In the third quarter, our store openings were concentrated in existing markets particularly in Texas and Florida with one new market in Cleveland, Ohio. In the fourth quarter our openings will be concentrated in the midwest and southeast with no new states anticipated. Sales at our 2006 class of stores continue to exceed our new store model and have performed as well as the class of 2005. Based on the new store sales performance this year, we’re excited about what 2007 will bring as we enter new markets, such as Detroit and Chicago.

Now moving onto the financial results. I would like to walk through the results in more detail and then spend some time on updating our fiscal 2006 guidance and giving our first guidance on 2007. The monthly comparable numbers during the third quarter were as follows. August, up 13.7% versus 20.3% last year. September, up 8.3% versus 19.5% last year, and October, down 4% versus up 37% last year.

Moving onto gross margins for the quarter, we reported 37.8% compared to 38.7% in the same quarter last year for a decrease of 90 basis points. We originally projected an even sharper decline in the quarter. The markdown rate was above last year but below what we anticipated given the anniversary of the post hurricane sales. Inventory shrinkage in stores was higher-than-expected but offset by higher initial margins on merchandise. As a reminder, our gross profits do not include distribution and/or occupancy costs as some retailers report.

SG&A expenses were 33.5% for the quarter compared to 33.3% last year. As a percent of sales there was some modest deleveraging mostly in occupancy costs and store payroll in the quarter compared to last year. This was expected as we anniversary the post hurricane sales and a 25% overall comparable sales increase last year. For the quarter, interest income and expense was essentially flat as a percentage of sales year-over-year as the company earned investment income on approximately $36 million in net IPO proceeds, along with cash generated from operations, offset by interest expense associated with a new capital lease. Our tax rate for the quarter was 32.2% and we expect a rate of approximately 33.5% to 34% for the full fiscal 2006.

Each of the items previously discussed lead to an earnings increase of 6.7% in the quarter to $2.8 million compared to $2.6 million last year. Earnings per diluted share were $0.20 versus $0.18 last year with 14.1 million weighted average shares outstanding. Our balance sheet continues to be strong; we had no short-term debt outstanding for the entire quarter and ended the quarter with over $55 million in cash. For fiscal 2006, we are once again funding our new store openings from cash flow. And we will end the year with approximately $12 million in capital expenditures for these openings. We have incurred $10 million in capital expenditures for the first three quarters of the year.

Now moving onto guidance for the 53-week year 2006. We plan to open 41 to 42 stores in the year with no planned closings. We have opened 35 stores to date toward that plan. The store opening plan results in an increase of approximately 22% in selling square footage for the year. Based on the results in the third quarter and updated assessment of our sales trends heading into the fourth quarter, we are increasing our fiscal 2006 guidance. Our new estimate for 2006 is earnings per diluted share of $1.43 to $1.47. This is based on full year comparable store sales increases of between 7% and 9% which implies flat to slightly positive comparable store sales increases in the fourth quarter.

We expect 14.1 million diluted shares to be outstanding and once again, our expected tax rate for fiscal 2006 is between 33.5% and 34%. Again, our comparable sales guidance assumes a flat to slight increase for the fourth quarter. Although the hurricane impact is not as significant in the fourth quarter, we’re up against a 26% comp in November and a 22.8% comp for the quarter. The 53rd week which is added to the fourth quarter this year will push our sales increase up for the quarter. We expect modest deterioration in our gross margin rate during the fourth quarter and no leverage in SG&A expenses, again relating to the anniversarying of the impact of post hurricane sales mainly in November and early December.

As noted in the release, we also issued initial guidance for fiscal 2007. We are projecting earnings per share in the range of $1.73 to $1.77 based on 48 to 51 new stores, the closing of two stores and comparable store sales in the range of 3% to 4%. We estimate our diluted shares outstanding to be 14.2 million in 2007 and our tax rate to increase to 35.3%. Fiscal 2006 is a 53-week year, while fiscal 2007 reverts to the normal 52-week year. Therefore, the increase in 2007 sales and earnings will be somewhat less than a true 52-week comparison.

In closing, we’re pleased with the strength of our third-quarter sales. As we noted back in August, this was a difficult quarter to forecast due to the significant sales increases a year ago. We were able to post strong increases in August and September and the actual decrease in October comps was less than we expected. For the non hurricane affected stores, we estimate sales were up 4% to 5% for October, and 9% to 10% for the quarter.

We are also announcing that commencing with the first quarter of fiscal 2007, we will change from a monthly sales reporting cycle to a quarterly sales reporting cycle. Quarterly sales results will be reported the week following the end of the quarters. We believe this will result in a more consistent view of our performance as our monthly results tend to be volatile based on holidays and other calendar shifts.

I would like to take this time to welcome our newest member of the Board of Directors, Larry Hyatt. Larry is the Chief Financial Officer  of O’Charley’s, Inc. and will be joining our audit, compensation and nominating and corporate governance committees. His extensive financial background and experience in retail will be a great asset to Citi Trends.

As a final note, I would also like to thank Tom Stoltz for his six years of service to Citi Trends. While we are sorry to see him leave, he believes this opportunity is good for both his family and his career and we wish him well. Tom put together a strong accounting team and a first-class financial reporting infrastructure that will be led on an interim basis by Chris Bergen, Director of Financial Reporting. I will also be using my past experience as a Chief Financial Officer to work closely with Chris and the rest of the team until we complete our search process.

Operator, we will now take any calls you may have.

QUESTION AND ANSWER

Operator

Thank you. The question-and-answer session will be conducted electronically. (OPERATOR INSTRUCTIONS) Tim Geyer with Piper Jaffray.

Tim Geyer  — Piper Jaffray - Analyst

 Good morning and congratulations on another very strong quarter. Just a couple questions for you. I guess first of all in regards to the stores in your new markets, I was wondering if you could just give us a little bit more detail on how those are performing versus the overall chains, in terms of profitability and sales?

Ed Anderson  — Citi Trends, Inc. - CEO

Okay, thank you for the question and the question has to do with our new stores performance. We said on the call just a second ago that our 2006 stores are performing at the levels of our 2005 stores, which was a record group for the company. We obviously don’t have the full year results for 2006 stores yet, but we believe these stores are running at $1.5 million annualized rate, which is in the neighborhood of the 2005 stores. These sales results are higher than the chains average, I think about $1.3 million. As far as profitability of these stores, these stores have continued to be — the profits on a percentage basis have been in the range of the company’s average, so we have been very happy with the performance of our new stores across all the markets.

Tim Geyer  — Piper Jaffray - Analyst

Great, is there any differences in terms of the cost for real estate in some of these new markets?

Ed Anderson  — Citi Trends, Inc. - CEO

The answer is yes. And we do see in some metropolitan markets that the costs can be one dollar or two per foot more than some of the smaller markets, but what we have also seen is some of the larger markets also deliver higher sales because of the higher demographics.

Tim Geyer  — Piper Jaffray - Analyst

And is there any difference in returns or do you see a higher return due to the higher volume?

Ed Anderson  — Citi Trends, Inc. - CEO

Typically, what we see is we measure our returns two ways, we look at the rate of profitability as well as the return on capital. What we see is the rate of profitability ends up being about the same as the other stores, but return on capital with higher sales volumes is actually higher.

Tim Geyer  — Piper Jaffray - Analyst

Okay, great. Lastly, I was wondering what systems have you implemented recently, and then as you continue to expand your presence outside of the Southeast region, are you planning on upgrading your systems at all?

Ed Anderson  — Citi Trends, Inc. - CEO

Okay, the Company hasn’t implemented major across the company systems. I guess with the exception of this past fall, we have implemented a new markdown process in stores where we upgraded the markdown taking device printing equipment and the process, which  we think will allow for much faster markdown taking, productivity enhancement and more accurate markdown taking. That has been the biggest initiative of this past year. Other systems changes in the past year, two or three have been more modest ones. Looking down the road, there is not going to be a consequential systems change in 2007. We are looking at some warehouse systems improvements out into 2008.

Tim Geyer  — Piper Jaffray - Analyst

Great, thank you very much.

Operator

Dorothy Lakner with CIBC World Markets.

Dorothy Lakner  — CIBC World Markets - Analyst

Thanks and good morning everyone. Congratulations on a great quarter. I wondered if we can talk a little bit about merchandise trends, there is still sort of a lot of talk in the market about difficulties in urban brands and so forth, and you obviously seem to be bucking that trend, so I wondered if maybe George could talk a little bit about what he is seeing in terms of the trends and brands and so forth? And I wonder if you are seeing any differences in the reception to brands as you move into newer markets, beyond your traditional territory. And then, finally, if you could just give us the penetration of each department, year-to-date, I guess. And finally, on the women’s business, if you could just talk a little bit about the weakness in the business there, is it still mainly related to the lack of dresses in the brands that you carry, and just what you plan on doing going forward? Thanks.

Ed Anderson  — Citi Trends, Inc. - CEO

Okay, Dorothy. I heard four questions. One was on updating our brands and trends, and acceptance of these brands in our new markets. And then, I am going to have George answer those two questions first and then we will come back to the third and fourth after he answers those first two.

Dorothy Lakner  — CIBC World Markets - Analyst

Okay, great. Thanks.

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

The brands continue to be strong for us as our branded part of the businesses continue to grow. It is up from 48% of our total business now.

Dorothy Lakner  — CIBC World Markets - Analyst

 And that was 40 — a little over 40 the last quarter?

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

 Yes. It went from 43 to 48. Different brands we have added brands to our mix, and which has helped drive the branded part of the business. We don’t see the brands slowing down. There seems to be a greater demand for brands from our customers.

 Dorothy Lakner  — CIBC World Markets - Analyst

 And then just any differences that you are seeing as you are moving into some newer markets in terms of which brands work and which don’t?

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

 Not a great deal of difference in brands, there are some differences in geographic areas, but the brands, there is a strong demand for brands, more demand than in our real older stores, and we constantly get asked for more brands. The branded part of the businesses in these new markets is very strong.

Ed Anderson  — Citi Trends, Inc. - CEO

Dorothy, did you want any more on fashion trends from George before?

Dorothy Lakner  — CIBC World Markets - Analyst

Right, just on what is going on in the women’s business, because obviously that was the weakest category, and that has been the case for a couple of quarters. And I think we talked in prior calls about the fact that dresses are a big fashion trend and these brands don’t really have much in the way of dresses, so I just wondered if George can talk a little bit about the women’s part of the business?

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

That continues to be true. Dresses didn’t happen for us, there was a lot of items that were happening last year, one big driver of our total bottom business was very strong last year was the gaucho, it was cut in denim and all kinds of fabrics. And denim jacket and denim jeans are very strong for us last year. This year, they are not as strong. All those categories are very weak compared to what they were last year, as well as the dress category that was supposed to be a very strong category, did not happen for us.

And in items, the fashion items that were supposed to happen, the skinny jean, the gray jean, the dresses and leggings, all are weak right now for us. Brands in general that are driving our business they are not so concerned or not into the cutting edge fashion items as we have to be in the unbranded part of the business. Part of the items the category that are driving the business are the sweater categories that are going very nicely, the hoodies and the Kabuki sweaters are very strong for us.

Ed Anderson  — Citi Trends, Inc. - CEO

Dorothy, the other questions you asked was could we give you these penetrations on a ay year-to-date basis; we unfortunately don’t have those numbers with us.

Dorothy Lakner  — CIBC World Markets - Analyst

 Right, or even on a quarterly basis, do you have that?

Ed Anderson  — Citi Trends, Inc. - CEO

Yes, do you want me to read them to you again?

Tom Stoltz  — Citi Trends, Inc. - SVP Finance, CFO

Are you talking about sales by department or are you talking about branded percentage?

Dorothy Lakner  — CIBC World Markets - Analyst

Yes, I was talking about branded — I was talking about in other words kids as a percent of the business, women’s as a percent of the business.

Ed Anderson  — Citi Trends, Inc. - CEO

 Okay, let me read it to you. Sales by categories in the quarter again we don’t have in front of us the year-to-date numbers, we can get them for you if you would like to call us back later. But on a quarter basis, sales by category were children’s, 14.5 is comp sales, children’s up 14.5, home furnishings up 12.5, accessories 12.2, men’s 5.7, and women’s down 1.2.

Dorothy Lakner  — CIBC World Markets - Analyst

 Okay.

Ed Anderson  — Citi Trends, Inc. - CEO

Women’s as you know, is our largest business. It accounts for around in the neighborhood of 40% of our total business so you can see our biggest business actually was just over 1% last quarter and down 1.2% this quarter. We point out, though, that this is one of the reasons that Citi Trends concept actually works well. This is because we have a balanced business, have a strong children’s business, a strong men’s business and a strong accessories business. And at this time while we are looking for some better fashion direction in women’s, our other businesses are driving our comps.

Dorothy Lakner  — CIBC World Markets - Analyst

 Right, so for the fourth quarter, which you anticipate sort of continued softness and weakness are you doing some things in the mix that you think might drive those comps on the positive side?

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

We’re turning around our ladies business, specifically the unbranded business, we have addressed the problems of the inventory last quarter, and we had some also delivery problems getting in the hot items, the Kabuki sweater and the hoodie sweaters that are hitting stores now. So we have taken aggressive markdowns on our problems, and flowing into the right goods for the holiday. We don’t expect it to be gangbusters, though, we expect to be positive.

Ed Anderson  — Citi Trends, Inc. - CEO

Dorothy, back to the guidance there, we are talking about flattish for the fourth quarter, and while George has said that there are some things that could put a little life into the women’s business, we probably want you to expect in the fourth-quarter sales to look a lot like what we see in the third quarter at this point.

Dorothy Lakner  — CIBC World Markets - Analyst

Thanks.

Operator

Elizabeth Montgomery with Cowen Company.

Elizabeth Montgomery  — Cowen & Company - Analyst

I think most of my questions probably already have been answered at this point, but I wondered if you could discuss a little bit the increase in the shrink rate? And then also on the women’s business, I remember the women’s business being weak in Q1. And George, do you think that you have time to really improve the women’s business and maybe get it comping mostly positive before you go up against that comparison in Q1 of last year when I think dresses were really the problem?

Ed Anderson  — Citi Trends, Inc. - CEO

First, good morning, Beth, and thanks for the questions. Your first question was can we talk a little bit about the shrink rate. We don’t normally talk about the total numbers that are the components of gross margin. Our shrinkage increase is up in the 15 to 20 basis points neighborhood. And so it is pressing gross margin to some extent. We talked about the initial markup offsetting that earlier. What we also have seen as our branded business has grown, the actual shrinkage results is actually running higher rate in the branded higher ticket merchandise which I think we probably would expect. Now, George, did you understand the question on the women’s business?

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

Why don’t we turn it around.

Ed Anderson  — Citi Trends, Inc. - CEO

Okay, go ahead.

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

We have addressed our problems. We think we have ourselves in position to come out of the fourth quarter and be positioned for the spring first quarter. We have addressed our dress situation, we have a different dress buyer, actually the merchandise manager, so we think we are going to have a positive scenario in the dress area. We still have a little concerns with some of our junior unbranded part of the business. We have to get into the right fashion, and we have, we think we are in position now for holiday, but spring is another season, we think we are in good position. We will be testing early, we have some programs in place. We think we are in good position to have the ladies business positive.

Elizabeth Montgomery  — Cowen & Company - Analyst

Okay, and can you remind you what the women’s business was in Q1 last year. I know it was down, but —?

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

I don’t think the total women’s business, I don’t think was down.

Tom Stoltz  — Citi Trends, Inc. - SVP Finance, CFO

I don’t think the women’s business was down in Q1, we did a 20% comp increase in that quarter. You may be thinking about the second quarter, second quarter was down.

Elizabeth Montgomery  — Cowen & Company - Analyst

It was down in Q2?

Tom Stoltz  — Citi Trends, Inc. - SVP Finance, CFO

Yes, the women’s business, or is 1% up, I’m sorry.

Ed Anderson  — Citi Trends, Inc. - CEO

In quarter two, the women’s business in the aggregate was plus about 1% and it was down about 1.2% in the third quarter. The number we don’t have in front of us, Beth, is that first quarter number.

Elizabeth Montgomery  — Cowen & Company - Analyst

Okay, but your sense is that it was positive?

Tom Stoltz  — Citi Trends, Inc. - SVP Finance, CFO

Yes.

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

Yes.

Elizabeth Montgomery  — Cowen & Company - Analyst

All right, thanks guys, and congratulations.

Operator

Phil DeFelice with Wachovia Securities.

Phil DeFelice  — Wachovia Securities - Analyst

Good morning and thanks for taking my question. I was wondering if you could quantify the impact of the 53rd week, and what comp you might need in Q4 to leverage? Also I was wondering what is driving the higher IMU’s?

Ed Anderson  — Citi Trends, Inc. - CEO

Okay, let’s see. Tell me your name again.

Phil DeFelice  — Wachovia Securities - Analyst

Phil DeFelice with Wachovia Securities.

Ed Anderson  — Citi Trends, Inc. - CEO

Thank you for the questions. I will make sure I answer all of your questions. Let’s see. You want us to quantify the 53rd week, right? You want to know what comp in the fourth quarter would be necessary to leverage expenses, right? And what was the last question?

Phil DeFelice  — Wachovia Securities - Analyst

What is driving your higher IMU’s?

Ed Anderson  — Citi Trends, Inc. - CEO

What is pushing higher —?

Phil DeFelice  — Wachovia Securities - Analyst

Lastly actually the last question would be I was wondering if you’re seeing any benefit from Wal-Mart’s recent decision to end its layaway program?

Ed Anderson  — Citi Trends, Inc. - CEO

Okay, layaways. Okay, I will first speak about the 53rd week. We believe the 53rd week, first of all, in those comp assumptions that we gave you for the fourth quarter do not include the 53rd week. We are doing it on a comparable stores comparable week’s basis. When we tell you we are looking at flat for the fourth quarter that includes — that does not include any impact from adding that 53rd week to the end. The 53rd week will drive our sales up in the fourth quarter. We think the 53rd week is positive to the year. But and we have done some estimates to the 53rd week, but we are not sure those are very precise and so we’re not going to tell you exactly what the impact is going to be. But we are convinced at this point, the 53rd week is going to be positive to the year and to the fourth quarter.

Now, to your second question on leveraging our expenses, we have said in the past that all things being equal that we can leverage expenses with a comp in the 3% to 4% neighborhood. Now that having been said, that would typically be true unless you’re going against a period of time where we had very, very high comps and extraordinary leveraging that would make the deleveraging next year tougher which is exactly what happened in the third quarter this year. So I would say something north of 3 to 4 for us in the fourth quarter would allow us to leverage comps, excuse me —leverage expenses. Now, what is driving the higher IMU, initial markup up?

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

Our ability to buy in a down market a little better and part of it is our additional pack and hold that we get a little more markup on that have been extremely profitable, the largest — we’ve been increasing our pack and hold dramatically over the last year.

Ed Anderson  — Citi Trends, Inc. - CEO

The pack and holds are these very large buys off-price that we buy and we hold for 4, 5 or 6 months and the company has actually bought more of that type merchandise as we were able to because of our financial strength and because of some availability of it. And as George said, that merchandise does run a higher markup; it also drives our higher total inventories up to some extent as well. Regarding layaway programs, we have not been able to quantify any direct impact from Wal-Mart’s walking away from the layaway business, but we do think it’s an important business for Citi Trends. It is a profitable business up for us. It represents 12% to 13% of our total sales, and so we have no plans to leave the layaway business.

Phil DeFelice  — Wachovia Securities - Analyst

That’s great. Congrats on another great quarter.

Operator

Patrick McKeever with Avondale Partners.

Patrick McKeever  — Avondale Partners - Analyst

Thanks, good morning, everyone. I am just wondering if you might discuss kind of the composition of your merchandise inventory, in other words, how much of it is sort of pure off-price bout opportunistically. How much might be pack away, how much might be even in ballpark terms, how much might be bought up front? And the question — what I am getting at is are you buying more upfront direct from manufacturers these days than you were kind of earlier this year? And one of the things I am wondering about is just seeing that branded penetration increase so significantly in the third quarter. What is really driving that? Is it more upfront buys?

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

The branded part of the business, we are buying more upfront, we’ve developed relationships where they will make merchandise for us, they will cut special goods for us. We are buying — I would have to say a little more upfront in our unbranded as well as we grow.

Ed Anderson  — Citi Trends, Inc. - CEO

I am adding to George here, we have told you all before the order of magnitude of our nonbranded buys was in the 20% neighborhood or so, that probably has increased a little bit. And again as George said, just to underline that, with our growth and our relationships with the branded people we have been able to do a lot more upfront buys there. We are still an off-pricer, we are buying off-price and we are doing large closeout buys as well.

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

Each department is different, each division, each season changes where we end up we will buy in off-price, how much we put into pack and hold. It depends on the opportunities, and how much we can put into the stores at that time, that pack and hold.

Ed Anderson  — Citi Trends, Inc. - CEO

A year ago, the amount of pack and hold at any point in time was 10% of our total inventory. Today, that number is higher than that but it is not yet 20% by any stretch. Does that help you, Patrick?

Patrick McKeever  — Avondale Partners - Analyst

Absolutely. That is definitely helpful. Then kind of going into next year, I think with branded at 48% in the third quarter, my understanding was that kind of a longer-term goal for the branded penetration might be somewhere around 50%. Do you think the branded penetration rate can go above 50% next year?

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

We don’t have a goal for it. It will go whatever the customers demand is. It probably go above — will it be next year, with the direction that is happening right now, branded will continue to increase as a percent of the total. I don’t know where that will fall next year.

Patrick McKeever  — Avondale Partners - Analyst

And you say that that is the benefit to average ticket because it generally speaking is higher ticket merchandise. Does it hold its — I would imagine it would hold its retail price better as well?

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

Coming out with the gross margin, it is pretty close to the other one. Some quarters it is higher than the unbranded and some quarters it is a little lower, but they are very close. But it does have an average price that is higher, which is nice in our stores as we continue to grow comp stores in the stores that are tight.

Ed Anderson  — Citi Trends, Inc. - CEO

Again, just to underline what he said, finding its own level, 48% of total — we had increases in branded really across everything, men’s business, children’s business as well as the women’s business. It was probably a little sharper of an increase in the women’s business, because as George said to you all earlier, our nonbranded fashions in women’s business was not performing as well. So to some extent, our branded business is serving as a proxy for fashion in the women’s business right this minute.

Patrick McKeever  — Avondale Partners - Analyst

And then I guess just one final one. I know you don’t officially or don’t like to comment on intra month sales trends, but any kind of comment on November even broadly speaking? It has been a little bit warmer in the southeast than it was in October, at least it is cool now, but has the weather had any effect on your business thus far in the fourth quarter?

Ed Anderson  — Citi Trends, Inc. - CEO

Well, I think generally, the weather has probably been more favorable to us. Of course, it does vary by day and by week. I will tell you how we’re doing in November with the caveat that this is part of a month and this — our business as you know is volatile by week and by month, and so these numbers could change between now, and months end, but we are running flat to down low single digits through the first 2.5 weeks of November. Sort of in-line with that flattish comp we talked about for the fourth quarter.

Patrick McKeever  — Avondale Partners - Analyst

Okay. That’s helpful. Thank you very much.

Operator

Ronald Rotter with RBR Capital.

Ronald Rotter  — RBR Capital - Analyst

On the SG&A, I’m still a little bit confused with the 6% comp even though it is coming off a very, very strong comp. I don’t quite understand why you were not able to leverage the SG&A? I know you have occupancy in the SG&A, and that is I take it is fixed, unless you are way above break points in your own overages, but if you could just clarify a little bit?

Ed Anderson  — Citi Trends, Inc. - CEO

The SG&A leverage that we talked about, deleveraged in the third quarter, as you know, by about 20 basis points. We thought it was going to be worse than that for sure. It is what we said, it is just the way the math works, with these very, very high comps last year, coming frankly as a surprise to us we were chasing payroll dollars, for example, during that quarter and had significant leverage in store expenses. And it’s just not reasonable to be able to leverage against that even with a 6 number. It is just an order of magnitude, Ron. If you were looking at 3% comps on top of 3% comps, then we should be leveraging, but when you are having a 3 to 6% comp on top of a 25, it is tougher, it is just the math.

Ronald Rotter  — RBR Capital - Analyst

Okay.

Operator

Shaun Smolarz with Sidoti & Co.

Shaun Smolarz  — Sidoti & Company - Analyst

Thanks for taking my question. I have been to several of your stores in a few of your markets and I have noticed on the store level inventory appears to always be very full with tightly packed display racks. Obviously, this strategy is working well. My question is what was the reasoning behind the strategy and why do you think it works so well?

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

Some of these stores — last year when we came into this period of time we were chasing inventory, we came up with 37% increase comp increase in October. We had one DC going more than full capacity and we felt we gave up business going into the holiday season, so we wanted to be in position and get our goods in earlier this year, so we are capable to have it with our second DC. We are a little bit heavier than we wanted to be but not a lot. We think the health of the inventory is good. We have operated with pretty heavy inventories right straight through.

Ed Anderson  — Citi Trends, Inc. - CEO

Our business model, Shaun, is based on driving sales and gross margin dollars, and that is what’s delivered the profitability, that is what has delivered return on capital. And so we drive lots of inventory into our stores, and this method of presentation has worked for us, because we’re having the right fashions at the right prices. But it is a reflection of our belief to drive hard on sales and gross margin dollars to make our model work.

Shaun Smolarz  — Sidoti & Company - Analyst

Okay, and my next question is apparently on your Washington, DC and your Baltimore area stores, while still profitable, are among like the bottom performing group of your store base. Below the average, and I really think that Washington D.C. store right out in the district of Maryland is atypical since it is in a higher demographic area. But the overall trend in Baltimore and in Washington D.C., does that change your stores expansion strategy, particularly in these very fashion competitive markets?

Ed Anderson  — Citi Trends, Inc. - CEO

It absolutely does not. The Baltimore/Washington markets have under performed our expectations for these markets since we have opened them. And that is the rare anomaly in our company. The other new markets we have opened, whether it is Cleveland or Akron or Dayton or Dallas or Fort Worth or Miami, we have not seen those kinds of issues and we think Baltimore is a little bit of an anomaly and we are working on it.

Shaun Smolarz  — Sidoti & Company - Analyst

Okay, and another question is why do you think your sales have been so strong this year and even historically the past couple of years given weakness at some of your full price apparel chains?

Ed Anderson  — Citi Trends, Inc. - CEO

Why have our sales been good while some full price competitors — which full price competitors are you talking about?

Shaun Smolarz  — Sidoti & Company - Analyst

Like, for example, demo, and I believe like in August, when you report a 14% comp increase, they report a 14% comp decrease and that is kind of been the mark on much of this year.

Ed Anderson  — Citi Trends, Inc. - CEO

First of all, we don’t want, we don’t like to speak a lot about our competition. But our business is very different than the demo business, that is a relatively small store and it’s in malls selling urban fashions at full price, and we are in off-mall strip shopping center with a 10, or 11,000 square foot store selling goods for the entire family off-price. So I think there is a very — people do try to draw these comparisons a lot, particularly when they’re talking about the direction of urban fashions. Remember, we are selling urban fashions off-price in an off-mall location and we sell them for the entire family with a broader assortment.

Shaun Smolarz  — Sidoti & Company - Analyst

Okay, so given that you don’t think people should compare your comps to demo’s?

Ed Anderson  — Citi Trends, Inc. - CEO

Not directly. I think we are a different store than they are.

George Bellino  — Citi Trends, Inc. - President, Chief Merchandising Officer

Different concepts. We are value driven.

Ed Anderson  — Citi Trends, Inc. - CEO

Comparing us to anyone else that was selling urban goods would give you some sense of how urban fashions in general are going but not necessarily specific across all urban merchandise categories. No.

Shaun Smolarz  — Sidoti & Company - Analyst

Okay, and then lastly, what really contributed to the 6% or quarterly comp increase in terms of  average units per transaction and store traffic?

Ed Anderson  — Citi Trends, Inc. - CEO

Okay, I think I alluded to this maybe obliquely in the phone call, but our 6% comp store increase for the quarter as we said was driven more by the size of the average ticket than it was by customer traffic. Now our customer traffic, and this is important — our customer traffic against those very strong traffic counts from last year was positive. We had absolutely had a positive customer traffic in the third quarter, but again the makeup of the 6% was more toward the size of the ticket, again, reflecting branded, then customer traffic.

Shaun Smolarz  — Sidoti & Company - Analyst

Okay, thank you very much.

Operator

Bryan Korngut with Falcon Fund.

Bryan Korngut  — Falcon Fund - Analyst

I just had two questions for you. One, if you could just provide the selling square footage at the end of the period, and along with that possibly going back quarterly this year, Q1 and Q2? And then also, is there any update with Hampshire equity? I thought I had heard they were going to sell a portion of their shares at least. I was wondering if you could provide some clarity on that issue? Thank you.

Ed Anderson  — Citi Trends, Inc. - CEO

Okay, Bryan, could you give me your name again?

Bryan Korngut  — Falcon Fund - Analyst

Sure, it is Bryan Korngut from Falcon Fund.

Ed Anderson  — Citi Trends, Inc. - CEO

Falcon Fund, okay. I’m going to read for you the selling square footage, at the end of October was 2,482,000. At the end of July, it was 2,334,000 and at the end of April it was 2,298,000. The other question was on what can we tell you about Hampshire Equity Partners, what activities. We have nothing to report. We don’t know what their intentions are at this point.

Bryan Korngut  — Falcon Fund - Analyst

Okay, thank you very much.

Operator

(OPERATOR INSTRUCTIONS) [Mike Grant] with Diker Management.

Mike Grant  — Diker Management - Analyst

Just a couple of questions just following up on some of the previous ones, on inventory, particularly the inventory per square foot was up 20%. What I am trying to understand though, I guess, is how much of that is driven by your strategic plan to do a little bit more pack away versus last year? How much of that, perhaps, is driven by last year’s inventory per store being relatively low following the strong sales surge that you guys had in the 3Q of last year? And what is the right inventory level? If I just do the math, obviously, not all of the inventory in the stores, but that would be like $280,000 per store right now. What is the right level?

Ed Anderson  — Citi Trends, Inc. - CEO

Okay, let me clarify some of the things about your question. To make sure that we are on the same page as far as terminology goes. We call it inventory that we buy and hold at our distribution centers for a period of time, leave off price buys, special buys that we hold for four to six months — we call those pack and holds. And those become store inventory of course whenever they are shipped from the warehouse to the stores. This pack away inventory is a term that retailers use for inventory that’s last season’s inventory that you may have shipped to the store that you didn’t sell and you actually packed up and try to sell it again the next season. That pack away number is a very small component of our inventory. We do it, but it’s very, very small. It is way less than 1%.

What is the right level of inventory? We are opening the fourth quarter with 20% more inventory per comp store than last year. This is probably a little bit high, but again, we stand by our comment that our inventories are in balance, and we are comfortable with the content of our inventory. Clearly, we would like to improve the turnover of our to some extent, but as I said earlier, what makes our model work is driving sales and gross margin. I would also point out that as we walked through this year, we have had higher inventories pretty much every quarter. We opened up the year with higher inventories, we had a very successful first quarter. Ended the first quarter with inventories probably too high, but were able to work through those inventories in the second quarter without any big gross margin issues. And now we are opening the fourth quarter with inventories 20% comps. But again we feel like as we have demonstrated before, we don’t see any gross margin issues coming, because we are confident in the content and the quality.

Mike Grant  — Diker Management - Analyst

Okay, I guess going back — was last year’s inventory per store, was that low? That would help explain it also?

Ed Anderson  — Citi Trends, Inc. - CEO

George actually said that earlier in the phone call, that last year, coming off that 37% comp in October we were clearly chasing to some extent and we will bring a new distribution center online at that time. And so we probably weren’t quite as well positioned last year as we would like to have been. So you’re comparing kind of apples and oranges. If you go back to (multiple speakers) and do the comparison, the inventory per store and the future sales and week supply is very comparable to where we were in ‘04, so that is one of the reasons we feel pretty confident with where we stand.

Mike Grant  — Diker Management - Analyst

Okay, I guess that is what I was trying to bring it down to, sort of like a dollar per store level just so we would not have sort of the weird comp issue in there? I mean, do you have a feel for what the right level of inventory per store might be, and probably there is some seasonality in that too?

Ed Anderson  — Citi Trends, Inc. - CEO

We don’t have that number in front of us, and we could talk to you about that at some later point about what the average inventory is per store and what level we are comfortable with, but we don’t have it in front of us for this call.

Mike Grant Okay, great, and I guess just going to the comps, you guys are not giving comps starting next year. Does that start at the — I guess with February next year?

Ed Anderson  — Citi Trends, Inc. - CEO

It starts with February of ‘07, yes.

Mike Grant  — Diker Management - Analyst

Okay, great. Thanks.

Operator

Dorothy Lakner with CIBC World Markets.

Dorothy Lakner  — CIBC World Markets - Analyst

Could you just talk a little bit about the holiday shopping pattern for you for Citi Trends? Is it pretty much the same as it would be for other retailers? What is the importance of Black Friday and the Thanksgiving weekend and as we go into December, what should we be looking for? Is there a tendency for the customer to really buy much closer to the time of need of does it follow sort of the normal retail pattern?

Ed Anderson  — Citi Trends, Inc. - CEO

Okay, I guess there is a fairly short answer to that question, is our business is very late. Black Friday is not nearly as important to us as it is to other retailers. Our business is a very late business. Those last 14 days in December are huge for us.

Dorothy Lakner  — CIBC World Markets - Analyst

All right, great. Thanks.

Operator

At this time, we have no further questions. (OPERATOR INSTRUCTIONS) It appears we have no further questions at this time. I will turn the call back over to our speakers for any additional or closing remarks.

Ed Anderson  — Citi Trends, Inc. - CEO

Okay, we just want to say thank you everybody for joining the phone call today. Have a good holiday.

Operator

That does conclude today’s conference call. Thank you for your participation. You may disconnect at this time.

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